AMENDED AND RESTATED SCHEDULE A

dated August 1, 2024

to the

INVESTMENT ADVISORY AGREEMENT,

dated April 9, 2024, between

THE ADVISORS’ INNER CIRCLE FUND II

and

VONTOBEL ASSET MANAGEMENT, INC.

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Fee Rate
Vontobel International Equity Fund	0.60%
Vontobel Global Equity Fund	0.58%
Vontobel U.S. Equity Fund	0.50% on the first $500 million; 0.45% on assets over $500 million
Vontobel Global Environmental Change Fund	0.65%

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

VONTOBEL ASSET MANAGEMENT, INC.

By:	/s/ Melissa Demcsik
Name:	Melissa Demcsik
Title:	Chief Executive Officer and Head of Product Management Americas

By:	/s/ Bartolomeo Toto
Name:	Bartolomeo Toto
Title:	Head of Finance Americas

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